Exhibit 99.1

Cost Plus, Inc. Provides Fourth Quarter and Fiscal 2010 Results

and Provides Outlook for the First Quarter and Fiscal 2011

Oakland, CA – March 17, 2011 — Cost Plus, Inc. (NASDAQ: CPWM) announced financial results today for its fourth quarter and fiscal year ended January 29, 2011 and provided financial guidance for the first quarter and fiscal 2011.

Fourth Quarter and Fiscal 2010 Results from Continuing Operations

Net sales for the fourth quarter of fiscal 2010 were $341.6 million, a 7.1% increase from $319.0 million for the fourth quarter last year. Same store sales for the quarter increased 7.7% compared to a decrease of 2.5% last year. Customer count for the fourth quarter of fiscal 2010 increased 6.6%, and average ticket increased 1.1%. Net sales for fiscal 2010 were $916.6 million, a 5.7% increase from $867.0 million in fiscal 2009. Same store sales for fiscal 2010 increased 7.2% compared to a 7.1% decrease last year. Customer count for fiscal 2010 increased 7.7% and the average ticket decreased 0.4%.

Gross profit as a percentage of net sales for the fourth quarter of fiscal 2010 was 33.1% versus 27.4% for the fourth quarter last year, a 570 basis point improvement. Gross profit as a percentage of net sales for fiscal 2010 was 31.7% versus 26.4% last year, a 530 basis point improvement. The improvement in gross profit for the quarter and the year was primarily the result of strong performance in non-furniture home categories as well as significantly lower markdowns and higher initial markups across most categories of the business compared with the same periods a year ago.

Barry Feld, President and Chief Executive Officer, commented, “Fiscal 2010 was a pivotal year for the Company which marked the end of the turnaround as we returned the Company to profitability for the first time since fiscal 2005 and one year ahead of our financial plan. Now that we have re-established a sustainable business model we will continue to execute on our core competencies and begin to focus on initiatives that will resume the Company’s growth. We are also very pleased with the strong sales and margin performance thus far in the first quarter of fiscal 2011.”

As a percentage of net sales, selling, general and administrative expenses (“SG&A”) decreased 80 basis points to 23.4% for the fourth quarter of fiscal 2010 from 24.2% for the fourth quarter last year. The decrease in SG&A as a percentage of net sales is largely due to increased leverage on higher same store sales. For fiscal 2010, as a percentage of net sales, SG&A decreased 160 basis points to 29.6% from 31.2% last year. Included in SG&A for fiscal 2010 is $5.5 million of expense related to the estimated annual bonus payout under the fiscal 2010 Management Incentive Plan which includes an incremental $1.9 million that was accrued in the fourth quarter for the portion earned during the quarter. There was no Management Incentive Plan bonus payout or accrual for fiscal 2009.

Net income from continuing operations for the fourth quarter of fiscal 2010 was $28.8 million or $1.24 per diluted share compared to $21.0 million or $0.95 per diluted share last year. Last year’s fourth quarter results included an income tax benefit of $13.1 million primarily related to a receivable that was recorded for a tax refund which was received in February 2010. Net income from continuing operations for fiscal 2010 was $4.7 million or $0.21 per diluted share compared to a loss of $46.2 million or $2.09 per diluted share last year.

Net income, including discontinued operations, for the fourth quarter of fiscal 2010 was $28.5 million or $1.23 per diluted share compared to $21.1 million or $0.95 per diluted share last year. Net income, including discontinued operations, for fiscal 2010 was $2.9 million or $0.13 per diluted share compared to a loss of $63.3 million or $2.87 per diluted share last year.

For the fourth quarter of fiscal 2010, the Company had earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations of $37.6 million compared to EBITDA of $17.1 million last year. For fiscal 2010, the Company had EBITDA from continuing operations of $39.5 million compared to an EBITDA loss of $19.2 million last year.

During the fourth quarter of fiscal 2010, the Company executed an agreement that amended its existing $200.0 million asset-based credit facility which was due to expire on June 25, 2012. The new agreement has a term of five years and allows for borrowings and letters of credit under a secured asset-based credit facility of up to $190.0 million as well as a $10.0 million term loan that was drawn on the effective date. The structure of the new facility allows for increased borrowing capacity with similar financial covenants and includes a $50.0 million accordion feature.

The Company ended the year with $25.4 million in borrowings and $10.8 million in letters of credit outstanding under its $200.0 million asset-based credit facility compared to $48.5 million in borrowings and $12.9 million in letters of credit at the end of last year. Utilization of the credit line at the end of fiscal 2010 was 28% compared to 49% a year ago. The Company’s liquidity position is sufficient to meet planned expenditures through the next 12 months.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, March 17, 2011, the Company operates 263 stores in 30 states.

Discontinued Operations

During the third quarter of fiscal 2010, the Company closed one store in Wellington, FL which it has reported as a discontinued operation. As such, both current and prior year results for this store are classified as discontinued operations on the Company’s condensed consolidated statements of operations.

First Quarter and Fiscal 2011 Outlook — Continuing Operations

For the first quarter of fiscal 2011, the Company expects net sales in the range of $196 million to $200 million, based on a same store sales increase in the range of 4% to 6% compared to a same store sales increase of 5.6% for the first quarter of fiscal 2010. For fiscal 2011, the Company expects net sales in the range of $946 million to $956 million, based on a same store sales increase in the range of 4% to 5% compared to a same store sales increase of 7.2% for fiscal 2010.

Gross profit as a percentage of net sales for the first quarter of fiscal 2011 is expected to be in the range of 31.0% to 31.3% compared to 30.5% for the first quarter of fiscal 2010. Gross profit as a percentage of net sales for fiscal 2011 is expected to be in the range of 31.8% to 32.0% compared to 31.7% for fiscal 2010.

The Company is projecting a net loss from continuing operations for the first quarter of fiscal 2011 in the range of $6 million to $5 million or $0.28 to $0.22 per diluted share compared to a net loss from continuing operations of $10.1 million for the first quarter of fiscal 2010. For fiscal 2011, the Company is projecting net income from continuing operations in the range of $11 million to $13 million or $0.45 to $0.55 per diluted share compared to net income from continuing operations of $4.7 million for fiscal 2010.

For the first quarter of fiscal 2011, the Company is projecting EBITDA from continuing operations in the range of $2 million to $3 million compared to a loss of $1.0 million for the first quarter of fiscal 2010. For fiscal 2011, the Company is projecting EBITDA from continuing operations in the range of $47 million to $50 million compared to $39.5 million for fiscal 2010.

For the first quarter of fiscal 2011, the Company is projecting a net loss from discontinued operations of approximately $0.3 million or $0.01 per diluted share compared to a net loss from discontinued operations of $0.2 million for the first quarter of fiscal 2010. For fiscal 2011, the Company is projecting a net loss from discontinued operations of approximately $1 million or $0.05 per diluted share compared to a net loss from discontinued operations of $1.8 million for fiscal 2010. The forecasted loss from discontinued operations is comprised of the adjustment of estimated lease exit costs net of estimated sublease income related to the stores that were closed in the first quarters of fiscal 2009 and fiscal 2008.

The Company does not intend to open any stores during the first quarter of fiscal 2011 and plans to close four underperforming stores which have leases that expire during the quarter, compared to relocating one store and closing five during the first quarter of fiscal 2010.

The Company’s fourth quarter earnings conference call will be today, March 17, 2011, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 866-578-5784 and the access code is 95244975. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay is available at 888-286-8010, Access Code: 47809386 from 4:30 p.m. PT Thursday, March 17, 2011 to 4:30 p.m. PT on Thursday, March 31, 2011. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such forward-looking statements include, but are not limited to, statements relating to our first quarter and fiscal 2011 outlook, our liquidity position for the next 12 months, and returning the Company to growth. The risks and uncertainties include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Use of Non-GAAP Financial Information

This release references the non-GAAP financial measure of EBITDA. The Company believes that the non-GAAP financial measure allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the fourth quarter and full year fiscal 2010 and the outlook numbers provided for the first quarter and full year fiscal 2011. The non-GAAP measure presented may not be comparable to similarly titled measures reported by other companies. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

The following table is a reconciliation of the Company’s net income/(loss) from continuing operations to EBITDA from continuing operations for the fourth quarter and full year of fiscal 2010 and the fourth quarter and full year of fiscal 2009:

	Fourth Quarter		Full Year
(In thousands)	FY10	FY09	FY10	FY09
Net income/(loss) from continuing operations	$28,775	$21,002	$4,674	($46,163)
Add back:
Net interest expense	2,900	2,840	11,115	11,206
Income tax expense/(benefit)	715	(13,135)	876	(12,738)
Depreciation and amortization expense	5,189	6,398	22,791	28,488

EBITDA from continuing operations	$37,579	$17,105	$39,456	($19,207)

The following table is a reconciliation of the Company’s projected net income/(loss) from continuing operations to EBITDA from continuing operations for the first quarter and full year of fiscal 2011 compared to actual results for the first quarter and full year of fiscal 2010:

	First Quarter			Full Year
(In thousands)	FY11[1] Outlook		FY10	FY11[1] Outlook		FY10
Net income/(loss) from continuing operations	($6,000)	($5,000)	($10,085)	$11,000	$13,000	$4,674
Add back:
Net interest expense	3,000	3,000	2,722	14,000	14,000	11,115
Income tax expense	100	100	158	1,000	2,000	876
Depreciation and amortization expense	4,900	4,900	6,217	21,000	21,000	22,791

EBITDA from continuing operations	$2,000	$3,000	($988)	$47,000	$50,000	$39,456

1.	The expected results for fiscal year 2011 are provided in the table in a range for both the quarter and the full year.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Fourth Quarter
	January 29, 2011		January 30, 2010
Net sales	$341,563	100.0%	$319,040	100.0%
Cost of sales and occupancy	228,599	66.9	231,492	72.6

Gross profit	112,964	33.1	87,548	27.4

Selling, general and administrative expenses	80,090	23.4	77,344	24.2
Store closure costs	478	0.1	(518)	-0.2
Store preopening expenses	6	0.0	15	0.0

Income from continuing operations, before interest and taxes	32,390	9.5	10,707	3.4
Net interest expense	2,900	0.8	2,840	0.9

Income from continuing operations before income taxes	29,490	8.6	7,867	2.5
Income tax expense/(benefit)	715	0.2	(13,135)	-4.1

Income from continuing operations	28,775	8.4	21,002	6.6

Income/(loss) from discontinued operations	(278)	(0.1)	78	0.0

Net income	$28,497	8.3%	$21,080	6.6%

Net income per diluted share from continuing operations	$1.24		$0.95
Income/(loss) per diluted share from discontinued operations	$(0.01)		$0.00
Net income per diluted share	$1.23		$0.95

Weighted average shares outstanding - diluted	23,226		22,190

New stores opened	0		0

	For the Twelve Month Period Ended
	January 29, 2011		January 30, 2010
Net sales	$916,564	100.0%	$867,045	100.0%
Cost of sales and occupancy	625,619	68.3	637,851	73.6

Gross profit	290,945	31.7	229,194	26.4

Selling, general and administrative expenses	270,853	29.6	270,852	31.2
Store closure costs	3,173	0.3	5,799	0.7
Store preopening expenses	254	0.0	238	0.0

Income/(loss) from continuing operations, before interest and taxes	16,665	1.8	(47,695)	(5.5)
Net interest expense	11,115	1.2	11,206	1.3

Income/(loss) from continuing operations before income taxes	5,550	0.6	(58,901)	(6.8)
Income tax expense/(benefit)	876	0.1	(12,738)	(1.5)

Income/(loss) from continuing operations	4,674	0.5	(46,163)	(5.3)

Loss from discontinued operations	(1,816)	(0.2)	(17,156)	(2.0)

Net income/(loss)	$2,858	0.3%	$(63,319)	(7.3	) %
Net income/(loss) per diluted share from continuing operations	$0.21		$(2.09)
Loss per diluted share from discontinued operations	$(0.08)		$(0.78)
Net income/(loss) per diluted share	$0.13		$(2.87)

Weighted average shares outstanding - diluted	22,621		22,087

New stores opened	2		2

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	January 29, 2011	January 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,691	$2,602
Merchandise inventories, net	181,853	177,203
Other current assets	12,420	32,035

Total current assets	196,964	211,840

Property and equipment, net	145,678	164,576
Other assets, net	6,007	4,016

Total assets	$348,649	$380,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,822	$66,141
Accrued compensation	17,516	11,841
Revolving line of credit	25,400	0
Current portion of long-term debt	885	874
Other current liabilities	27,363	31,887

Total current liabilities	126,986	110,743

Revolving line of credit	0	48,500
Capital lease obligations	6,029	6,930
Long-term debt - distribution center lease obligations	111,847	112,735
Other long-term obligations	25,422	27,481

Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	172,768	171,304
Accumulated deficit	(94,624)	(97,482)

Total shareholders’ equity	78,365	74,043

Total liabilities and shareholders’ equity	$348,649	$380,432

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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